                                                                    EXHIBIT 99.5

                             TAX SHARING AGREEMENT

          TAX SHARING AGREEMENT ("the Agreement") dated as of July 10, 1994 among McKesson Corporation, a Delaware corporation (the "Company"), SP Ventures, Inc., a Delaware corporation and a wholly owned subsidiary of the Company ("NewCo"), Eli Lilly and Company, an Indiana corporation ("Buyer"), and ECO Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Buyer ("Mergersub").

          WHEREAS, in connection with the restructuring of the Company, the Company and certain subsidiaries of the Company have agreed to assign and transfer (the "Transfer") to NewCo the Company Assets, as defined in the Reorganization and Distribution Agreement dated as of July 10, 1994 (the "Reorganization Agreement"), in the manner set forth in the Reorganization Agreement, including, without limitation, all of the capital stock of the subsidiaries of the Company and of the subsidiaries of its wholly-owned subsidiary Maryland (as defined in the Reorganization Agreement) (the "Transferred Subsidiaries"), other than Maryland, Prescription (as defined in the Reorganization Agreement), CPA (as defined in the Reorganization Agreement) and NewCo (collectively, the Transferred Subsidiaries shall constitute the "NewCo Subsidiaries") (together with NewCo and any future subsidiaries of NewCo, the "NewCo Group"), in exchange for (i) shares of common stock of NewCo (the "NewCo Common Stock"), (ii) at the election of the Company, shares of preferred stock of NewCo (the "NewCo Preferred Stock"), and (iii) the assumption of certain liabilities of the Company by NewCo;

          WHEREAS, the Company will agree to sell any NewCo Preferred Stock to a NewCo employee stock ownership plan or to some other third party (the "Preferred Stock Sale");

          WHEREAS, the Company will retain its stock in all of its subsidiaries other than the NewCo Subsidiaries (such retained subsidiaries, together with the Company, the "Company Group") (the Company Group together with the NewCo Group through the date on which the Old Company Group (as hereinafter defined) terminates are collectively referred to as the "Old Company Group");

          WHEREAS, in accordance with the terms of an Agreement and Plan of Merger dated as of July 10, 1994 (the "Merger Agreement"), Mergersub will commence and consummate the Offer (as defined in the Merger Agreement) and the Company will complete the Transfer;

          WHEREAS, pursuant to the Merger Agreement, Mergersub will merge (the "Merger") with and into the Company after certain conditions are satisfied (the date when the Merger shall become effective the "Effective Date"), whereby each share of common stock of the Company issued and outstanding immediately prior to the Effective Date, other than 1 million Company shares held by Maryland (the "Maryland Shares"), will be converted into the right to receive cash and, as a result of such Merger, the Company, as the surviving corporation, will become wholly owned by Buyer (the Company Group together with the Buyer and all other subsidiaries of the Buyer, the "Buyer Group") except for the Company shares held by Maryland;

          WHEREAS, immediately after the consummation of the Offer, the Company will distribute the shares of NewCo to the Company shareholders (the "Distribution");

          WHEREAS, prior to the Merger, the Company will issue new preferred shares of the Company to Maryland in exchange for the Maryland Shares (the "Recapitalization");

          WHEREAS, upon the acquisition by Buyer of sufficient stock of the Company (the "Affiliation Threshold") to satisfy the requirements of Section 1504(a)(2) of the Internal Revenue Code of 1986, as amended (the "Code") (the "Group Termination Date"), the Old Company Group will terminate and the members of the Company Group will become members of the Buyer Group;

          WHEREAS, the parties hereto wish to provide for the payment of tax liabilities and entitlement to refunds, allocate responsibility and provide for cooperation in the filing of tax returns, provide for the realization and payment of tax benefits arising out of the adjustments to the tax returns of the parties and to provide for certain other matters;

          1.  Cooperation; Certain Definitions.

          (a) Buyer and NewCo shall and shall cause the members of the Buyer Group and the NewCo Group, respectively, to provide the requesting party with such assistance and documents, without charge, as may be reasonably requested by such party in connection with the preparation of any Tax Return (as hereinafter defined) or any Information Return (as hereinafter defined), in connection with the conduct of any audit or other examination, judicial or administrative proceeding or determination relating to liability for or refunds or adjustments with respect to Other Taxes (as defined in subsection (b) hereof) or Income Taxes (as defined in subsection (b) hereof); any matter relating to Income Taxes, Other Taxes or Information Returns of any member of the Old Company Group, the Company Group, the NewCo Group or the Buyer Group; and any other matter that is a subject of this Agreement. Such cooperation and assistance shall be provided to the requesting party promptly upon its request. Such cooperation and assistance shall include, without limitation the completion and delivery to NewCo on or before 90 days after the close of the taxable year, of any tax information request forms supplied by NewCo for any subsequent taxable periods of the Old Company Group ending before or that include the Group Termination Date, provided, however, that with respect to any Tax Returns for estimated Income Taxes, such tax information request forms supplied by NewCo will be completed and delivered to NewCo no later than five (5) business days before such Tax Returns are due. The Buyer and the Company, on the one hand, and NewCo, on the other hand, shall retain or cause to be retained all Tax Returns, Information Returns, schedules and workpapers, and all material records or other documents relating thereto, until the expiration of the statute of limitations (including any waivers or extensions thereof) of the taxable years to which such Tax Returns, Information Returns, and other documents relate or until the expiration of any additional period that any party may reasonably request in writing with respect to specifically designated material records or documents. A party intending to destroy any material records or documents shall provide the other party with advance notice and the opportunity to copy or take possession of such records and documents. The parties hereto will notify each other in writing of any waivers or extensions of the applicable statute of limitations that may affect the period for which the foregoing records or other documents must be retained.

          (b) For purposes of this Agreement: (i) the term "Income Taxes" shall mean any and all taxes based upon or measured by net income, imposed by or payable to the United States ("U.S."), or any state, county, local or foreign government or any subdivision or agency thereof (including any U.S. possession), and such term shall include any interest (whether paid or received), penalties or additions to tax attributable thereto; (ii) the term "Other Taxes" shall mean any and all taxes, levies or other like assessments, charges or fees, other than Income Taxes, including, without limitation, any excise, real or personal property, sales, use, license, real estate or personal property transfer, net worth, stock transfer, payroll, and other governmental taxes and any withholding obligation imposed by or payable to the U.S., or any state, county, local or foreign government or subdivision or agency thereof, and any interest (whether paid or received), penalties or additions to tax attributable thereto; (iii) the term "Tax Return" shall mean any report, return, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction with respect to the liability of any member of the Old Company Group, the Company Group, the NewCo Group or the Buyer Group for Income Taxes or Other Taxes, including, without limitation, any documents with respect to or accompanying payments of estimated Income Taxes or Other Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, declaration or other document; and (iv) the term "Information Return" shall mean any report, return, declaration or other information or filing (other than a Tax Return) required to be supplied to any taxing authority or jurisdiction.

          2. Timing of Group Termination Date; Certain State and Local Matters. With respect to the timing of the Group Termination Date, i.e., when for federal income tax purposes the existence of the Old Company Group shall cease and the members of the Company Group shall become members of the Buyer Group, the parties shall follow the rule of Proposed Treasury Regulation Section 1.1502-76(b)(1). Accordingly, the parties hereby agree that the existence of the Old Company Group shall terminate as of the close of the date that Buyer satisfies the Affiliation Threshold and that the income of the Old Company Group for that day shall be reported in the consolidated federal income tax return filed by the Old Company Group. To the extent permissible under applicable law, similar principles shall apply in the case of any state, local or other jurisdiction in which the Old Company Group (or any members thereof) join in the filing of any unitary, combined or similar Tax Return, and all references to the Old Company Group and the Group Termination Date shall, when appropriate, include a reference to (i) any state, local or other unitary or combined group that includes members of the Old Company Group or (ii) the last day on which any such group shall exist, respectively. To the extent permissible under applicable law, all taxable income attributable to the Transfer, the Distribution and the Preferred Stock Sale and all deductions for compensation related to the cash out or exercise of any Company options or Company restricted stock (the "Compensation Deductions") shall be reported on the Tax Returns of the Old Company Group for the period that ends on the Group Termination Date, provided, however, that to the extent that the Compensation
                  --------  -------
Deductions are not properly reportable on such Tax Returns of the Old Company Group, Buyer shall claim such Compensation Deductions on the Tax Returns of the Buyer Group if, in the opinion of Buyer's counsel, which counsel shall be reasonably acceptable to NewCo, there is a reasonable basis to claim the Compensation Deductions.

          3.  Filing of Income Tax Returns; Payment of Income Taxes.

          (a) Taxable Periods Ending on or Before the Group Termination Date. To the extent not filed before the Group Termination Date, NewCo shall, on behalf of the Old Company Group, prepare and file or cause to be prepared and filed all Tax Returns with respect to Income Taxes for the Old Company Group (or any member thereof) for any taxable period ending on or before the Group Termination Date. To the extent permissible under applicable law, (i) all such Tax Returns shall be prepared and filed consistently with past practice and (ii) NewCo shall file Tax Returns with respect to Income Taxes on the basis that the relevant taxable periods terminate on the Group Termination Date. NewCo shall pay or cause to be paid all Income Taxes shown to be due and payable by any member of the Old Company Group on such Tax Returns.

          (b) Taxable Periods Including but not Ending on the Group Termination Date. The Buyer shall prepare and file or cause to be prepared and filed all Tax Returns with respect to Income Taxes for the Company Group (or any member thereof) for any taxable period that includes but does not end on the Group Termination Date (a "Group Termination Date Period"), and shall pay or cause to be paid all Income Taxes shown to be due and payable by any member of the Company Group on such Tax Returns. NewCo shall prepare and file or cause to be prepared and filed all Tax Returns with respect to Income Taxes for the NewCo Group (or any member thereof) for any Group Termination Date Period, and shall pay or cause to be paid all Income Taxes shown to be due and payable for any member of the NewCo Group on such Tax Returns.

          (c) Taxable Periods Beginning after the Group Termination Date. The Buyer shall prepare and file or shall cause to be prepared and filed Tax Returns with respect to Income Taxes for the Company Group for taxable periods beginning after the Group Termination Date, and shall pay or cause to be paid all Income Taxes shown to be due and payable by any member of the Buyer Group on such Tax Returns. NewCo shall prepare and file or cause to be prepared and filed Tax Returns with respect to Income Taxes for the NewCo Group for taxable periods beginning after the Group Termination Date, and shall pay or cause to be paid all Income Taxes shown to be due and payable by any member of the NewCo Group on such Tax Returns.

          4. Filing of Other Tax Returns; Payment of Other Taxes. To the extent not filed before the Group Termination Date, the Buyer shall prepare and file or cause to be prepared and filed all Tax Returns with respect to Other Taxes of the Company Group for all taxable periods and shall pay all Other Taxes shown to be due and payable by any member of the Company Group on such Tax Returns. NewCo shall prepare and file or cause to be prepared and filed all Tax Returns with respect to Other Taxes for the NewCo Group for all taxable periods and shall pay all Other Taxes shown to be due and payable by any member of the NewCo Group on such Tax Returns.

          5. Filing of Information Returns. NewCo shall file all Information Returns required to be filed by any member of the Old Company Group on or before the Offer Consummation Date (as defined in Section 6(a)) and by any member of the NewCo Group after the Offer Consummation Date, as well as any Information Returns required to be filed by the Old Company Group (or any member thereof) with respect to the information of the NewCo Group or the Merger. Except as otherwise provided in the preceding sentence, the Buyer shall file all Information Returns required to be filed by any member of the Company Group after the Offer Consummation Date. Any party required to file any Information Return pursuant to this Section 5 shall pay any fees or charges required in connection with such filing and shall indemnify and hold the other party harmless against any penalties, fees or other charges resulting from the failure to pay such fees or charges or the failure to file such Information Returns in a correct or timely fashion, unless such failure results from the failure of the other party to provide correct information on a timely basis.

          6.  Indemnification for Taxes.

          (a) Income Taxes. The NewCo Group shall pay, and shall indemnify and hold the Buyer Group harmless against (i) all liabilities for Income Taxes ("Income Tax Liabilities") of any member of the Old Company Group for all taxable periods or portions thereof of the Old Company Group ending on or before the date on which the Offer is consummated (the "Offer Consummation Date"), provided, however, that the NewCo Group shall not be required to indemnify the Buyer Group for any Income Taxes that are incurred as a result of any action taken by Buyer or the Buyer Group on or after the Offer Consummation Date; (ii) all Income Tax Liabilities incurred, pursuant to Treas. Reg. (S) 1.1502-6, or similar provisions, as a result of any member of the Old Company Group having been a member of another group (other than the Buyer Group) filing a consolidated federal (or other combined) income tax return; (iii) all Income Tax Liabilities of any member of the Old Company Group arising from the Transfer, the Distribution, the Recapitalization, and the Preferred Stock Sale regardless of when recognized; and (iv) all Income Tax Liabilities of any member of the NewCo Group. The Buyer Group shall pay, and shall indemnify and hold the NewCo Group harmless against, all

Income Tax Liabilities of (i) Buyer and its subsidiaries (other than the members of the Company Group) for all taxable periods and (ii) subject to clauses (ii) and (iii) of the preceding sentence, the Company Group (or any member thereof) for all periods or portions thereof beginning after the Offer Consummation Date. For purposes of this Agreement, Income Tax Liabilities for portions of taxable periods ending on the Offer Consummation Date, or beginning after the Offer Consummation Date, shall be the amount of Income Taxes that would have been imposed on or with respect to the relevant group (or member(s) thereof) in the relevant jurisdiction if the taxable year had ended on, or had begun after, as the case may be, the Offer Consummation Date. Notwithstanding anything to the contrary in this Agreement, to the extent that the Buyer Group realizes a Tax Benefit (as defined in Section 12(d) hereof) attributable to the Compensation Deductions, the Buyer Group shall pay the amount of such Tax Benefit to NewCo promptly after such Tax Benefit is realized (as defined in Section 12(d) hereof); provided, however, that in the event that such Tax Benefit is subsequently disallowed, NewCo shall reimburse Buyer for the amount of the Tax Benefit that was disallowed.

          (b) Other Taxes. The Buyer Group shall pay, and shall indemnify and hold the NewCo Group harmless against, all liabilities for all Other Taxes attributable to the income, property or activities of any member of the Company Group for all taxable periods or portions thereof beginning on or after the Offer Consummation Date. The NewCo Group shall pay, and shall indemnify and hold the Buyer Group harmless against (i) all liabilities for all Other Taxes attributable to the income, property or activities of any member of the NewCo Group for all taxable periods; (ii) all liabilities for all Other Taxes attributable to the income, property or activities of any member of the Old Company Group for any taxable period or portion thereof ending on or before the Offer Consummation Date; (iii) payroll taxes related to the Compensation Deductions; and (iv) all Other Taxes, if any, arising from the Transfer, the Distribution, the Recapitalization, and the Preferred Stock Sale. For purposes of this Section 6(b), the determination of the amount of Other Taxes for periods or portions thereof that include the Offer Consummation Date shall be made, in the case of Other Taxes other than property, ad valorem, and similar Other
                                             -- -------
Taxes, based on the amount of

Other Taxes that would be due if the relevant period had ended on the Offer Consummation Date and, in the case of property, ad valorem, and similar Other
                                                -- -------
Taxes by prorating (on a daily basis) the amount of Other Taxes due for the entire period.

          (c) To the extent that one party (the "Paying Party") owes money to another party (the "Indemnified Party") pursuant to this Section 6, the Paying Party shall pay the Indemnified Party, no later than 10 days prior to the due date of the relevant Tax Return or estimated Tax Return or 10 days after the Paying Party receives the Indemnified Party's calculations, whichever occurs last, the amount for which the Paying Party is required to indemnify the Indemnified Party under this Section 6. The Indemnified Party shall submit the Indemnified Party's calculations of the amount required to be paid pursuant to this Section 6, showing such calculations in sufficient detail so as to permit the Paying Party to understand the calculations. The Paying Party shall have the right to disagree with such calculations. Any dispute regarding such calculations shall be resolved in accordance with Section 10 of this Agreement.

          7. Section 338 Election. At the request of NewCo, Buyer shall cause the Company, Maryland, and such subsidiaries as NewCo shall request to join in the filing of an election under Section 338(h)(10) of the Code and any comparable provision of state and local law on a timely basis in respect of the acquisition by NewCo of the NewCo Subsidiaries.

          8. Carryovers. In the event of the realization of any loss or credit for tax purposes by a party for any taxable period beginning on or after the Group Termination Date, the party realizing such loss or credit may, in its sole discretion, to the extent permitted under applicable tax law, elect not to carry back such loss or credit.

          9. Refunds of Income Taxes or Other Taxes. The NewCo Group shall be entitled to all refunds of Income Taxes and Other Taxes ("Refunds") attributable to the NewCo Group, and the Buyer Group shall be entitled to all Refunds attributable to the Buyer Group. The NewCo Group shall be entitled to all Refunds attributable to the Old Company Group or any member thereof for any taxable period for which it is required to indemnify the Buyer Group for such Income Taxes and Other Taxes, respectively, pursuant to this Agreement (a "Pre-Closing Tax Period"). Notwithstanding the foregoing the Buyer Group shall be entitled to Refunds attributable to the Old Company Group which result from the carryback of a tax attribute by the Buyer Group from a taxable period for which the Buyer Group is obligated to indemnity the NewCo Group pursuant to this Agreement (a "Post-Closing Tax Period"), and the NewCo Group shall be entitled to Refunds attributable to the Old Company Group which result from the carryback of a tax attribute by the NewCo Group from a Post-Closing Tax Period. Refunds for any period that includes but does not end on the Offer Consummation Date shall be equitably apportioned between the Buyer Group and the NewCo Group in accordance with the provisions of this Agreement governing such periods. A party receiving a Refund to which another party is entitled pursuant to this Agreement shall pay the amount to which such other party is entitled within five
(5) days after the receipt of the refund.

          10. Disputes. If the parties disagree as to the amount of any payment to be made under, or any other matter arising out of, this Agreement, the parties shall attempt in good faith to resolve such dispute, and any agreed-upon amount shall be paid to the appropriate party. If such dispute is not resolved within 15 days thereafter, the parties shall jointly retain a nationally recognized independent accounting firm (other than any such accounting firm generally retained by any member of either the NewCo Group or the Buyer Group) (the "Independent Accountants") to resolve the dispute. If and to the extent that the dispute presents legal issues, the Independent Accountants shall have the authority to consult a nationally recognized independent law firm (the "Independent Lawyers") (other than any such law firm generally retained by any of the NewCo Group or the Buyer Group). The fees of the Independent Accountants and the Independent Lawyers shall be borne equally by the NewCo Group and the Buyer Group, and the decision of such Independent Accountants and Independent Lawyers shall be final and binding on all parties. Following the decision of the Independent Accountants and/or the Independent Lawyers, the parties shall each take or cause to be taken any action that is necessary or appropriate to implement such decision of the Independent Accountants and the Indepen-dent Lawyers, including, without limitation, the prompt payment of underpayments or overpayments, with interest calculated on such overpayments and underpayments at the rate specified under Section 6621(a)(2) of the Code for underpayments of tax (the "Underpayment Rate") from the date such payment was due through the date such underpayment or overpayment is paid or refunded.

          11. Control of Proceedings. In the case of any audit, examination or other proceeding ("Proceeding") with respect to Income Taxes or Other Taxes of the Company Group or the Old Company Group for any taxable period for which NewCo is or may be liable for such Income Taxes or Other Taxes pursuant to this Agreement or that affects the Compensation Deductions, the Buyer or NewCo, as the case may be, shall promptly inform the other party, and the Buyer shall execute or cause to be executed any powers of attorney or other documents necessary to enable NewCo to take all actions desired by NewCo with respect to such Proceeding to the extent such Proceeding may affect the amount of Income Taxes or Other Taxes for which NewCo is liable pursuant to this Agreement;
NewCo shall have the right to control any such Proceedings, and to initiate any claim for refund, file any amended return or take any other action which it deems appropriate with respect to such taxable years, provided, however, that NewCo shall consult with Buyer with respect to any Proceeding that may affect the Buyer Group and NewCo shall not enter into any final settlement or closing agreement that may affect the Buyer Group without the consent of the Buyer Group, which consent may not unreasonably be withheld. Where the Buyer withholds its consent to any final settlement or closing agreement, the Buyer shall continue or initiate further proceedings, at its own expense, and the liability of NewCo shall not exceed the liability that would have resulted from the proposed closing agreement or final settlement (including interest, additions to tax and penalties which have accrued at that time).

          12.  Timing Adjustment.

          (a) If an audit or other examination of any Income Tax Return of the Old Company Group for any period for which NewCo is responsible pursuant to this Agreement shall result (by settlement or otherwise) in any adjustment which (A) decreases deductions, losses or tax credits or increases income, gains or recapture of tax credits for such period, and (B) will permit the Buyer Group to increase deductions, losses or tax credits which would otherwise (but for such adjustment) have been taken or reported with respect to the Buyer Group for one or more taxable periods, NewCo will notify Buyer (NewCo and Buyer, for purposes of this Section 12(d), shall be deemed to include, where appropriate, the affiliated, unitary, combined or other group of which such party is a member) and provide it with adequate information so that it can reflect on the Income Tax Returns of the Buyer Group such increases in deductions, losses or tax credits or decreases in income, gains, or recapture of tax credits. With respect to such increases or decreases on Income Tax Returns, the Buyer shall and shall cause the Buyer Group to, pay NewCo the amounts of any Tax Benefits (as defined in subsection (d) of this Section 12) which result therefrom, within ten days of the date such Tax Benefits are realized.

          (b) No later than 30 days after the date on which Buyer receives notice from NewCo that a Tax Benefit may be available to the Buyer Group, Buyer shall, and Buyer shall cause the Buyer Group to, as promptly as practicable, take such steps (including, without limitation, the filing of amended returns or claims for refunds where the amount of the Tax Benefit for any company in the aggregate exceeds $25,000) necessary or appropriate to obtain such Tax Benefit. Thereafter, Buyer shall, and shall cause the Buyer Group to, file all Income Tax Returns to obtain at the earliest possible time such Tax Benefits to the maximum extent available. Notwithstanding anything to the contrary in this Section 12, Buyer may, at its election, pay the amount of any Tax Benefit to NewCo rather than filing amended returns or otherwise reflecting adjustments or taking positions on its Tax Returns. If such an election is made by the Buyer, the Buyer will be treated as having realized a Tax Benefit at the time Buyer would have realized a Tax Benefit if Buyer had chosen to file amended returns or otherwise to reflect adjustments or to take positions on its Tax Returns; provided, however, that Buyer shall pay to NewCo, no later than twenty (20) days after Buyer receives notice from NewCo that a Tax Benefit may be available to the Buyer Group, the amount of Tax Benefit that Buyer would have obtained if Buyer had filed an amended Tax Return. Notwithstanding the foregoing, Buyer shall not be required to take steps to obtain such Tax Benefit or to pay NewCo, if, in the opinion of Buyer's counsel, which counsel shall be reasonably acceptable to NewCo, there is not substantial authority to seek such Tax Benefit.

          (c) Principles similar to those set out in subsections (a) and (b) of this Section 12 shall also apply to adjustments resulting from examinations of Income Tax Returns of the Buyer Group that make available Tax Benefits to the NewCo Group for taxable periods ending on or before the Offer Consummation Date.

          (d) For purposes of this Agreement, the term "Tax Benefits" means in the case of separate state, local or other Income Tax Returns, the sum of the amount by which the tax liability (after giving effect to any alternative minimum or similar tax) of a corporation to the appropriate taxing authority is reduced (including, without limitation, by deduction, entitlement to refund, credit or otherwise, whether available in the current taxable year, as an adjustment to taxable income in any other taxable year or as a carryforward or carryback, as applicable) plus any interest from such government or jurisdiction relating to such tax liability, and in the case of a consolidated federal Income Tax Return or similar state, local or other Income Tax Return, the sum of the amount by which the tax liability of the affiliated group (within the meaning of Section 1504(a) of the Code) or other relevant group of corporations to the appropriate government or jurisdiction is reduced (including, without limitation, by deduction, entitlement to refund, credit or otherwise, whether available in the current taxable year, as an adjustment to taxable income in any other taxable year or as a carryforward or carryback, as applicable) plus any interest from such government or jurisdiction relating to such tax liability. For purposes of this Agreement, a Tax Benefit shall be deemed to have been realized at the time any refund of Taxes is received or applied against other Taxes due, or at the time of filing of an Income Tax Return (including any relating to estimated Taxes) on which a loss, deduction or credit is applied in reduction of Taxes which would otherwise be payable; provided, however, that, where a party has other losses, deductions, credits or similar items available to it, deductions, credits or items for which the other party would be entitled to a payment under this Agreement shall be treated as the last items utilized to produce a Tax Benefit. In accordance with the provisions of this subsection
(d), NewCo and Buyer agree that where a Tax Benefit may be realized that may result in a payment to, or reduce a payment by, the other party hereto, each party will as promptly as practicable take or cause its affiliate to take such reasonable or appropriate steps (including, without limitation, the filing of an amended return or claim for refund) to obtain at the earliest possible time any such reasonably available Tax Benefit. In the event that after payment of a Tax Benefit under this subsection (d), such Tax Benefit is reduced or eliminated because of a final decree or agreement of a taxing authority or the carryback of losses or credits, then the party to whom the Tax Benefit was paid shall pay to the other party the amount by which the Tax Benefit was reduced or eliminated plus interest on the amount returned at the Underpayment Rate from the date of payment to the date of repayment.

          13.  Payments.

          (a) Any payment required by this Agreement which is not made on or before the date provided hereunder shall bear interest after such date at the Underpayment Rate. In the case of any payment required hereunder to be made "promptly", such payment shall be considered late for purposes of this Agreement if not made twenty (20) days after notice that such payment is due is provided. All payments made pursuant to this Agreement shall be made in immediately available funds.

          (b) All payments made pursuant to this Agreement shall be treated as adjustments to the purchase price paid by Buyer or NewCo, as the case may be, and the parties shall not file any Tax Returns or Information Returns inconsistently with this position.

          14. Termination of Prior Tax Sharing Agreements. This Agreement shall take effect on the Offer Consummation Date, and shall replace all other agreements, whether or not written, in respect of any Income Taxes or Other Taxes between or among any members of the Old Company Group, or their respective predecessors or successors, other than any such agreements made exclusively
between or among any members of the NewCo Group.   All such replaced agreements
shall be cancelled as of the

Offer Consummation Date and any rights or obligations existing thereunder thereby shall be fully and finally settled without any payment by any party thereto.

          15. Notices. All notices, requests, demands and other communications required or permitted under this Agreement will be made in the manner provided in Section 9.5 of the Agreement and the Plan of Merger.

          16. Entire Agreement; Amendments. This Agreement constitutes the entire agreement of the parties concerning the subject matter hereof and supersedes all prior agreements, whether or not written, concerning such subject matter. This Agreement may not be amended except by an agreement in writing, signed by the parties.

          17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable Delaware principles of conflicts of law.

          18. Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute together the same document.

          19. Effective Date.  This Agreement shall become effective only upon the occurrence of the Offer Purchase Date (as defined in the Reorganization and Distribution Agreement dated July 10, 1994, among SP Ventures, Inc. and others), and shall terminate and be null and void and of no force and effect upon any termination of the Merger Agreement.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                         MCKESSON CORPORATION


                         By: /s/ Garret Scholz
                            -------------------------
                              Name:
                              Title:


                         SP VENTURES, INC.


                         By: /s/ Arthur Chong
                            -------------------------
                              Name:
                              Title:


                         ELI LILLY AND COMPANY


                         By: /s/ Randall L. Tobias
                            -------------------------
                              Name:
                              Title:


                         ECO ACQUISITION CORPORATION


                         By: /s/ Charles E. Schalliol
                            -------------------------
                              Name:
                              Title: